Exhibit 10.8

                       NOTE AND WARRANT PURCHASE AGREEMENT

                                  by and among

                       UNITED SHIPPING & TECHNOLOGY, INC.,

                           UST DELIVERY SYSTEMS, INC.
                (f/k/a CORPORATE EXPRESS DELIVERY SYSTEMS, INC.),

                     THE OTHER LOAN PARTIES SIGNATORY HERETO

                                       and

                           BAYVIEW CAPITAL PARTNERS LP



                         Dated as of September 24, 1999

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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

ARTICLE 1   DEFINITIONS 1
     1.01   Certain Definitions                                                1

ARTICLE 2   PURCHASE AND SALE OF SECURITIES                                    6
     2.01   Purchase and Sale                                                  6
     2.02   The Closing                                                        7
     2.03   Use of Proceeds                                                    7
     2.04   Closing Fee                                                        7

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES                 7
     3.01   Organization, Standing and Qualification of the Loan Parties       7
     3.02   Subsidiaries and Investments                                       7
     3.03   Execution, Delivery and Performance of Agreement; Authority        8
     3.04   Financial Statements                                               8
     3.05   Warrant and Warrant Securities                                     9
     3.06   Capitalization                                                     9
     3.07   No Material Adverse Change                                        10
     3.08   Litigation                                                        10
     3.09   Compliance with Laws and Other Instruments                        10
     3.10   Title to and Liens on Properties                                  10
     3.11   Solvency                                                          11
     3.12   Permits and Licenses                                              11
     3.13   Taxes                                                             11
     3.14   Intellectual Property Rights                                      11
     3.15   Margin Securities                                                 12
     3.16   Not an Investment Company                                         12
     3.17   Securities Laws                                                   12
     3.18   Environmental Protection                                          13
     3.19   Product Liability                                                 13
     3.20   Insurance                                                         13
     3.21   Employment or Severance Agreements                                13
     3.22   Software and Information Systems                                  14
     3.23   Disclosure                                                        14
     3.24   Acquisition Documents                                             14
     3.25   Contracts                                                         14
     3.26   Use of Proceeds; Restrictions under the SBIA                      15
     3.27   Small Business Concern                                            15

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER                   16

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     4.01   Partnership Existence and Power                                   16
     4.02   Authorization                                                     16
     4.03   Litigation                                                        16
     4.04   Investment Intent                                                 16

ARTICLE 5   CLOSING CONDITIONS                                                17
     5.01   Representations and Warranties True                               17
     5.02   Compliance with Agreement                                         17
     5.03   No Event of Default                                               17
     5.04   Documents Required for the Closing                                17
     5.05   Proceedings Satisfactory                                          19

ARTICLE 6   AFFIRMATIVE COVENANTS OF THE COMPANY AND CEDS                     19
     6.01   Payment of Notes                                                  19
     6.02   Reporting                                                         19
     6.03   Books and Records; Inspection and Examination                     21
     6.04   Compliance with Laws                                              22
     6.05   Maintenance of Properties                                         23
     6.06   Insurance                                                         23
     6.07   Payment of Taxes and Claims                                       23
     6.08   Maintenance of Corporate Existence                                23
     6.09   Financial Covenants                                               24
     6.10   Board of Directors                                                29
     6.11   Replacement of Certificates                                       29
     6.12   Retirement Plans                                                  29
     6.13   Filing of Reports                                                 30
     6.14   [Intentionally Omitted]                                           30
     6.15   SBIA Information                                                  30
     6.16   SBIA Compliance                                                   30
     6.17   Environmental Matters                                             31
     6.18   Other Agreements                                                  31
     6.19   Certificates of Incorporation                                     32

ARTICLE 7   NEGATIVE COVENANTS OF THE COMPANY AND CEDS                        32
     7.01   Liens                                                             32
     7.02   Fixed Indebtedness                                                33
     7.03   Guaranties                                                        34
     7.04   Investments and Loans                                             34
     7.05   Dividends; Distributions                                          35
     7.06   Sale of Assets                                                    35
     7.07   Consolidation and Merger; Acquisitions                            35
     7.08   Sale and Leaseback                                                35

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     7.09   [Intentionally Omitted]                                           35
     7.10   Restrictions on Nature of Business                                35
     7.11   Accounting                                                        36
     7.12   [Intentionally Omitted]                                           36
     7.13   [Intentionally Omitted]                                           36
     7.14   Conflicts of Interest                                             36
     7.15   Transactions with Affiliates                                      36
     7.16   Modification of Senior Credit Agreement                           36
     7.17   Inconsistent Agreements                                           36
     7.18   Rental Obligations                                                36
     7.19   Modification of Seller Notes                                      37
     7.20   Certificates of Incorporation                                     37

ARTICLE 8   INDEMNIFICATION                                                   37
     8.01   Indemnification by the Company                                    37
     8.02   Indemnification by the Purchaser                                  37
     8.03   Notice                                                            37
     8.04   Defense                                                           38

ARTICLE 9   EVENTS OF DEFAULT                                                 38
     9.01   Events of Default                                                 38
     9.02   Remedies                                                          40

ARTICLE 10  MISCELLANEOUS                                                     41
     10.01  Survival of Representations and Warranties                        41
     10.02  Expenses                                                          41
     10.03  Governing Law                                                     41
     10.04  Notices                                                           41
     10.05  Entire Agreement                                                  42
     10.06  Amendments; Consents; Waivers                                     42
     10.07  Severability of Invalid Provision                                 43
     10.08  Successors and Assigns                                            43
     10.09  Rules of Construction                                             43
     10.10  Counterparts                                                      43
     10.11  Cumulative Remedies                                               43
     10.12  Press Releases                                                    43
     10.13  Time is of the Essence                                            43
     10.14  Consent to Jurisdiction; Jury Waiver                              44

                                      iii
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                             EXHIBITS AND SCHEDULES


Exhibit A       -       Form of Note
Exhibit B       -       Form of Warrant
Exhibit C       -       Form of Security Agreement
Exhibit D       -       Form of Guaranty
Exhibit E       -       Form of Opinion of the Company's Legal Counsel
Exhibit F       -       Compliance Certificate

Disclosure Schedule

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            NOTE AND WARRANT PURCHASE AGREEMENT

            This Agreement (the "Agreement") is made as of September 24, 1999 by and between UNITED SHIPPING & TECHNOLOGY, INC., a Utah corporation (the "Company"), UST DELIVERY SYSTEMS, INC., a Delaware corporation f/k/a Corporate Express Delivery Systems, Inc. ("CEDS"), THE OTHER LOAN PARTIES SIGNATORY HERETO and BAYVIEW CAPITAL PARTNERS LP, a Delaware limited partnership ("Bayview" or the "Purchaser").

                                   BACKGROUND

            A. The Company and CEDS have entered into that certain Merger Agreement dated as of September 8, 1999 by and among CEX Holdings, Inc., CEDS, the Company, and United Shipping & Technology Acquisition Corp. (the "Acquisition Agreement") pursuant to which CEDS has become a wholly-owned subsidiary of the Company.

            B. CEDS, as a wholly-owned subsidiary of the Company, will benefit from the transactions described in this Agreement.

            C. The Purchaser is willing to provide certain funds through a senior subordinated loan which, along with funds provided by the Senior Lender and Seller (as each such term is defined below), will be used to carry out the transactions contemplated by the Acquisition Agreement.

            D. The Company will issue the Warrant (as defined below) to the Purchaser as additional consideration for providing the subordinated loan to the Company and CEDS.

            E. The Company, CEDS, and the Purchaser wish to specify in this Agreement the terms on which the Company and CEDS will sell and the Purchaser will purchase the Note (as defined below) and the Warrant and the terms which are applicable to the shares of the Company's capital stock that are issuable upon exercise of the Warrant.

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:


                              ARTICLE 1 DEFINITIONS

            1.01 Certain Definitions. As used herein, the following terms have the meanings indicated:

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            "Acquisition" means the Merger (as defined in the Acquisition
Agreement).

            "Acquisition Documents" means the Acquisition Agreement, together with all other agreements and instruments delivered pursuant to the Acquisition Agreement.

            "Affiliate" means (i) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, (ii) any Person of which five percent (5%) or more of the equity interest is held beneficially or of record by the Company or a Subsidiary, or (iii) a spouse of any shareholder of the Company or any business of which such spouse is a director, officer, employee or equity holder. Control for purposes of this definition means the possession, directly or indirectly, of the power to influence the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Ancillary Agreements" means all the agreements and instruments executed and delivered by the Loan Parties to the Purchaser at the Closing, including without limitation the Note, the Warrant, the Security Agreements, and the Guaranties.

            "Balance Sheet Date" has the meaning set forth in Section 3.04.

            "CEDS" means UST Delivery Systems, Inc., a Delaware corporation f/k/a Corporate Express Delivery Systems, Inc., a wholly-owned subsidiary of the Company and a co-obligor under the Note.

            "Change of Control" means any of the following: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership (withing the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) of twenty percent (20%) or more (on a fully diluted basis) of the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstances, excluding any such Person or group of Persons who holds, as of the Closing Date, such beneficial ownership of ten percent (10%) or more (on a fully diluted basis) of the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstances; (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) the Company ceases to own and control all of the economic and voting rights associated with all the outstanding capital stock of CEDS; (d) CEDS ceases to own and control all of the economic and voting rights associated with all of the outstanding capital

                                       2
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stock of any of its Subsidiaries; or (e) any Person or group of Persons (within the meaning of the Exchange Act) who holds, as of the Closing Date, beneficial ownership (withing the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) of ten percent (10%) or more (on a fully diluted basis) of the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstances acquires such beneficial ownership of thirty percent (30%) or more (on a fully diluted basis) of the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstances.

            "Closing" and "Closing Date" have the meanings set forth in Section 2.01.

            "Code" means the Internal Revenue Code of 1986, as amended, and the regulations adopted pursuant thereto.

            "Commission" means the U.S. Securities and Exchange Commission.

            "Common Stock" means the common stock, $.004 par value per share, of the Company authorized by its Articles of Incorporation, any additional Common Stock which may be authorized in the future by the Company, and any stock into which such Common Stock may be converted.

            "Company" means United Shipping & Technology, Inc., a Utah corporation.

            "Disclosure Schedule" means the disclosure schedule prepared by the Company and CEDS attached to this Agreement which sets forth the exceptions to the representations and warranties contained in Article 3 and certain other information called for by the Agreement.

            "Environmental Laws" has the meaning set forth in Section 3.18.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted pursuant thereto.

            "Event of Default" has the meaning set forth in Section 9.01.

            "Financial Statements" has the meaning set forth in Section 3.04.

            "Fixed Indebtedness" means, without duplication (i) all indebtedness for borrowed money, (ii) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed, (iii) all amounts representing the capitalization of rentals in accordance with GAAP and (iv) all guarantees, endorsements and

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other contingent obligations with respect to liabilities of a type described in any of clauses (i) through (iii) above.

            "GAAP" means United States generally accepted accounting principles consistently applied with prior periods.

            "Guaranties" means the Guaranties made and given by the Guarantors to and for the benefit of the Purchaser, substantially in the form attached as Exhibit D.

            "Guarantors" means, individually and collectively, Corporate Express Delivery Systems - Intermountain, Inc., Corporate Express Delivery Systems - Mid-Atlantic, Inc., Corporate Express Delivery Systems - Mid-West, Inc., Corporate Express Delivery Systems - New England, Inc., Corporate Express Delivery Systems - Northeast, Inc., Corporate Express Delivery Systems - Southeast, Inc., Corporate Express Delivery Systems - Southwest, Inc., Corporate Express Delivery Systems - West Coast, Inc., Corporate Express Delivery Leasing
- Intermountain, Inc., Corporate Express Delivery Leasing - Mid-Atlantic, Inc., Corporate Express Delivery Leasing - Mid-West, Inc., Corporate Express Delivery Leasing - New England, Inc., Corporate Express Delivery Leasing Northeast, Inc., Corporate Express Delivery Leasing - Southeast, Inc., Corporate Express Delivery Leasing - Southwest, Inc., Corporate Express Delivery Leasing - West Coast, Inc., Corporate Express Delivery Systems - Air Division, Inc., Air Courier Dispatch of New Jersey, Inc., Midnite Express International Courier, Inc., Tricor America, Inc., New Delaware Delivery, Inc., Corporate Express Delivery Administration, Inc., American Delivery System, Inc., Corporate Express Distribution Services, Inc., Sunbelt Courier, Inc.

            "Hazardous Materials" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder, (c) any substance, the presence of which on any property now or hereafter owned, acquired or operated by any Loan Party or any Subsidiary is prohibited by any Environmental Law; and (d) any other substance which any Environmental Law requires special handling in its collection, storage, treatment or disposal.

            "Hazardous Materials Contamination" means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials of any property owned, operated or controlled by any Loan Party or any Subsidiary or for which any Loan Party or any Subsidiary has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, acquired or operated by any Loan Party or any Subsidiary, and any other contamination by Hazardous Materials for which any Loan Party or any Subsidiary is, or is claimed to be, responsible.

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            "Indebtedness" means, without duplication, (i) all Fixed
Indebtedness, and (ii) all items not otherwise included in Fixed Indebtedness which, in accordance with GAAP, would be included on the liability side of a balance sheet as of the date such Indebtedness is to be determined, excluding capital stock, surplus, capital and earned surplus.

            "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

            "Intercreditor Agreement" means those certain Intercreditor Agreements among the Company, CEDS, the Purchaser, the Senior Lender and the Seller dated the date hereof.

            "Interim Period Financial Statements" has the meaning set forth in
Section 3.04.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind in respect of such asset.

            "Loan Party" means each of the Company, CEDS, and each Guarantor.

            "Material Adverse Effect" means, with respect to any Person, any effect or series of effects that, in the aggregate, have a material adverse effect on (a) the business, properties, financial condition, operations, or performance of such Person and its subsidiaries or affiliates, taken as a whole, or (b) the ability of such Person to perform its obligations under this Agreement or the Ancillary Agreements.

            "Note" means the Senior Subordinated Note in the aggregate principal amount of Five Million Dollars ($5,000,000), substantially in the form attached as Exhibit A, to be issued by the Company and CEDS to the Purchaser.

            "Obligations" means all liabilities and obligations of the Loan Parties created under or existing pursuant to this Agreement and each of the Ancillary Agreements.

            "Permitted Liens" has the meaning set forth in Section 7.01.

            "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            "Plan" means an employee benefit plan or other plan maintained for employees of the Company and governed by Title IV of ERISA.

            "Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

            "SBA" means the U.S. Small Business Administration.

            "SBIA" means the Small Business Investment Act of 1958, as amended, and the regulations adopted pursuant thereto.

            "SBIC" means a small business investment company licensed under the SBIA.

            "Securities" means, collectively, the Warrant and the Note.

            "Securities Act" means the Securities Act of 1933, as amended, and the regulations adopted pursuant thereto.

            "Security Agreements" means the Security Agreements made and given by CEDS and the Guarantors to and for the benefit of the Purchaser, substantially in the form attached as Exhibit C.

            "Seller Notes" means (a) that certain Long-Term Subordinated Promissory Note in the aggregate principal amount of $8,400,000, (b) that certain Short-Term Subordinated Promissory Note in the aggregate principal amount of $7,500,000, and (c) that certain Convertible Subordinated Promissory
Note in the aggregate principal amount of $3,600,000, each issued as of the date hereof by CEDS to the Seller.

            "Seller" means CEX Holdings, Inc., a Colorado corporation.

            "Senior Credit Agreement" means the Credit Agreement among the Loan Parties and the Senior Lender dated the date hereof.

            "Senior Indebtedness" means all indebtedness of CEDS to the Senior Lender and all other Lenders (as defined in the Senior Credit Agreement) provided for under the Senior Credit Agreement.

            "Senior Lender" means General Electric Capital Corporation, a New York corporation.

            "Subsidiary" means any corporation of which an aggregate of 50% or more of the outstanding voting stock is at any time directly or indirectly owned by the Company or CEDS, by one or more of their Subsidiaries, or by the Company or CEDS and one or more of their Subsidiaries.

            "Warrant" means the warrant to be issued by the Company to the Purchaser to purchase 1,366,220 of shares of Common Stock, substantially in the form attached as Exhibit B.

            "Warrant Securities" means the Common Stock or other securities issued upon exercise of the Warrants.


            ARTICLE 2 PURCHASE AND SALE OF SECURITIES

            2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Company and CEDS hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company and CEDS at the closing contemplated by this Agreement (the "Closing"), the Note, and the Company hereby agrees to issue to the Purchaser and the Purchaser agrees to purchase from the Company, the Warrant, for an aggregate purchase price of $5,000,000 (the "Purchase Price").

            2.02 The Closing. The Closing will occur at the offices of Faegre & Benson LLP in Minneapolis, Minnesota on September 24, 1999 ( the "Closing Date") or such later date as all of the conditions precedent stated in Article 5 have been satisfied. At the Closing, the Purchaser will deliver to the Company and CEDS payment of the Purchase Price by wire transfer to an account designated by the Company and CEDS in writing.

            2.03 Use of Proceeds. The Company and CEDS will apply the proceeds of the sale of the Securities first to the payment of the fees and expenses associated with the transactions contemplated under this Agreement. The Company and CEDS will use the proceeds of the sale of the Securities only in accordance with Section 3.26 and Section 6.16.

            2.04 Closing Fee. At the Closing the Company and CEDS will pay Bayview Capital Management LLC a closing fee of $100,000.


            ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

            Each Loan Party jointly and severally represents and warrants to the Purchaser as of the Closing Date, except as expressly indicated on the Disclosure Schedule which exceptions are deemed to be representations and warranties as if made within this Article 3, as follows:

            3.01 Organization, Standing and Qualification of the Loan Parties . Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Loan Party has all requisite corporate power and authority to carry on its business as now being conducted and proposed to be conducted and to own, lease or operate its properties as and in the places where such business is now conducted or proposed to be conducted and such properties are now owned, leased or operated. Each Loan Party is duly qualified and in good standing as a foreign corporation authorized to carry on its business in the states where the nature of the activities conducted or proposed to be conducted by such Loan Party, or the character of the properties owned, leased or operated by such Loan Party require such qualification except where the failure to be so qualified would not have a Material Adverse Effect on such Loan Party.

            3.02 Subsidiaries and Investments. Except as contemplated by the Acquisition or as set forth on the Disclosure Schedule, no Loan Party has any Subsidiary or investment, equity or ownership interest (whether controlling or not) of any kind in any other Person. No Loan Party is engaged in any joint venture or partnership with any other Person.

            3.03 Execution, Delivery and Performance of Agreement; Authority.

            (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements (to which they are a party) by the Loan Parties have been duly authorized by all necessary corporate action on the part of each Loan Party's Board of Directors and stockholders and do not conflict with, result in a default, right to accelerate, or loss of rights under, or result in the creation of any Lien pursuant to, any provision of the Articles or Certificate of Incorporation or Bylaws of any Loan Party, or any agreement, law, rule or regulation, or any order, judgment or decree to which any Loan Party is a party or by which any Loan Party, or their respective properties are bound or affected (except for any Lien created under this Agreement or the Ancillary Agreements). No consent is required to be obtained or made by any Loan Party in connection with the execution and delivery by the Loan Parties of this Agreement or the Ancillary Agreements.

            (b) Each Loan Party has full power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Loan Parties, as applicable, and constitutes, and the Ancillary Agreements when executed and delivered will constitute, valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

            3.04 Financial Statements.

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            (a) The Company and CEDS have delivered to the Purchaser the following financial statements (collectively, the "Financial Statements"): (a) the Company's unaudited balance sheet as of June 30, 1999 (the "Balance Sheet Date") and related statements of income for the twelve (12) month period then ended which are attached as part of the Disclosure Schedule (the "Company Interim Period Financial Statements"); (b) CEDS' unaudited balance sheet as of July 3, 1999, and related statements of income for the five (5) month period then ended which are attached as part of the Disclosure Schedule (the "CEDS Interim Period Financial Statements", and collectively with the Company Interim Period Financial Statements, the "Interim Period Financial Statements"); (c) the Company's audited financial statements for the fiscal years ended June 30, 1998 and June 30, 1997; and (d) CEDS' audited financial statements for the fiscal year ended January 31, 1999, the eleven (11) month period ended January 31, 1998, and the fiscal year ended March 1, 1997. All of the Financial Statements have been prepared from the books and records of the Company and CEDS in accordance with GAAP and fairly present in all material respects the financial condition of the Company and CEDS as of their respective dates and the results of operations for the periods covered thereby. The income statements included in the Financial Statements do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all material adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, subject in the case of the Interim Period Financial Statements to normal year-end adjustments.

            (b) Attached to the Disclosure Schedule is a forecasted pro forma consolidated and consolidating balance sheet (the "Pro Forma Balance Sheet") of the Company and its Subsidiaries as of August 28, 1999, giving effect to the transactions contemplated by this Agreement, the Acquisition Agreement, and the Senior Credit Agreement. The Pro Forma Balance Sheet fairly presents, in all material respects, a reasonable forecast on a pro forma basis of the financial condition of the Company and its Subsidiaries at the date thereof and giving effect to such transactions.

            3.05 Warrant and Warrant Securities. The Warrant, when issued and paid for pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable. The Warrant Securities have been reserved for issuance and, when issued upon exercise of the Warrant, will be validly issued, fully paid and nonassessable. The Warrant and the Warrant Securities will be issued by the Company to the Purchaser in a transaction exempt from registration and qualification under applicable federal and state securities laws.

            3.06 Capitalization.

            (a) As of the date of this Agreement, the authorized capitalization of the Company consists of 75,000,000 shares of Common Stock, of which 10,941,848 shares are issued and outstanding and 25,000,000 shares of preferred stock, $.004 par value, of which no shares are issued and outstanding. All such outstanding shares are validly issued, fully paid and nonassessable.

            (b) Except for the Warrant or as set forth on the Disclosure Schedule, there are no rights, options or warrants of any kind outstanding to purchase or acquire Common Stock or any other ownership interest in the Company, nor are there other securities, obligations, agreements or rights of any kind outstanding which are exercisable for, convertible into or exchangeable for any Common Stock or any other ownership interests in the Company or under the terms of which the parties thereto have the right to purchase or acquire Common Stock or any other ownership interests in the Company. The issuance by the Company of the Warrant and the Warrant Securities is not subject to any preemptive or similar right of any Person pursuant to statute, contract or understanding.

            (c) Except as provided in this Agreement or the Warrant, neither the Company nor any of its Subsidiaries is subject to any obligation to repurchase or otherwise acquire or retire any shares of capital stock. There are no commitments of the Company to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, or to pay any dividend or make any other distribution in respect thereof.

            (d) Except as provided in this Agreement or the Warrant, no Person has a contractual right to demand or other right to cause the Company to file any registration statement under the Securities Act relating to any securities for the Company or any right to participate in any offering of the Company's securities. There are no agreements between or among the Company's shareholders or buy-sell agreements of any kind affecting the Company's securities.

            3.07 No Material Adverse Change. Since the Balance Sheet Date there has been no event or occurrence which has had or is reasonably likely to have a Material Adverse Effect on any Loan Party.

            3.08 Litigation. Except as described on the Disclosure Schedule, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment, pending or threatened against (i) any Loan Party, (ii) any Loan Party's officers, directors or employees for acts or omissions relating to such Loan Party, (iii) any Loan Party's properties, assets or business, or (iv) the transactions contemplated by this Agreement, which, with respect to clauses
(i)-(iii), has a reasonable risk of being determined adversely to any such party, properties, assets or business and which, if so determined, could reasonably be expected to have a Material Adverse Effect on any Loan Party, and the Company and CEDS have no knowledge of any basis for any of the foregoing.

            3.09 Compliance with Laws and Other Instruments. Each Loan Party is in compliance, and has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations except where the failure to so comply would not have a Material Adverse Effect. Neither the ownership nor use of any Loan Party's properties nor the conduct or currently proposed conduct of its business (i) conflicts with the rights of any other Person or (ii) violates or (with or without the giving of notice or the passage of time, or both) will violate, conflict with, or result in a default, right to accelerate, or loss of rights under, any provision of the Articles or Certificate of Incorporation or the Bylaws of such Loan Party, or any Lien, lease, license, agreement, understanding, law, ordinance, rule, regulation, zoning regulation, order, judgment or decree to which such Loan Party is a party or by which it or its assets may be bound or affected except as could not reasonably be expected to have a Material Adverse Effect.

            3.10 Title to and Liens on Properties.

            (a) The Disclosure Schedule contains a description of the real property owned by each Loan Party and the real property leased by each Loan Party (as lessee or lessor).

            (b) Each Loan Party has good and marketable title (which is of record as to any real estate) to all the properties and assets which its owns or purports to own, including without limitation those properties and assets reflected in the Interim Period Financial Statements as of the Balance Sheet Date, except to the extent they have been sold or disposed of in the ordinary course of business subsequent to the Balance Sheet Date. None of the properties and assets are subject to any Lien, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except: (i) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount, or extent and do not so materially detract from the value of the properties subject thereto so as to render them unmarketable, (B) do not interfere with either the present and continued use of such property or the conduct of normal operations, and (C) have arisen only in the ordinary course of business; and (ii) Permitted Liens.

            3.11 Solvency. After giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements each Loan Party will be solvent. For purposes of this Section, "solvent" means, with respect to any Person on any date of determination, that on such date (a) the fair market value of the assets of such Person on a going concern basis is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of the assets of such Person is greater than its probable liability on its existing debts as such debts become absolute and matured; (c) such Person is able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) such Person has capital sufficient to carry on its business as presently conducted and as proposed to be conducted.

            3.12 Permits and Licenses. Except as set forth on the Disclosure Schedule, each Loan Party has all federal, state and local licenses and permits required to be maintained in connection with and material to the operation of its business, and all such licenses and permits are valid and fully effective in all material respects.

            3.13 Taxes. Except as set forth on the Disclosure Schedule, each Loan Party has timely filed with the appropriate federal, state, local and foreign taxing authorities all tax returns required to be filed by or with respect to it on or before the Closing Date, and such tax returns are true, correct and complete in all material respects. Each Loan Party has timely paid all taxes that have become due pursuant to such tax returns and all other taxes and assessments levied upon such Loan Party, or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent. No issue has been raised by any federal, state, local or foreign taxing authority which could reasonably be expected to result in a proposed deficiency for any Loan Party for any period except for those not reasonably likely to cause a Material Adverse Effect on any Loan Party. There is no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect on any Loan Party.

            3.14 Intellectual Property Rights.

            (a) The Disclosure Schedule lists (i) the federal registration number and the date of registration of registered patents and trademarks and of other registered marks, trade names, brand names or other trade rights currently used by each Loan Party in the conduct of its business, (ii) all of the copyrights and all applications for any of the items referred to in clause (i) above, and (iii) all other material marks, trade names, brand names or other trade rights currently used by each Loan Party in the conduct of its business and whether such use is or will be pursuant to license, sub-license, agreement or permission. The Company and CEDS have delivered to the Purchaser complete and accurate copies of each material agreement, registration and other document relating to the Intellectual Property set forth on the Disclosure Schedule.

            (b) Each Loan Party owns or possesses adequate and enforceable licenses or other rights to use (i) all Intellectual Property rights listed on the Disclosure Schedule and (ii) all other patents, trademarks, service marks, brand names and trade names, all applications for any of the foregoing, all other trade secrets, designs, plans, specifications and other rights of every kind related to all Intellectual Property used in, possessed by or necessary for the conduct of such Loan Party's business. Entry into this Agreement and consummation of the transactions contemplated hereby will not impair any Loan Party's ownership or use of such Intellectual Property.

            (c) Except as set forth in the Disclosure Schedule, no Person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any contractual arrangements entered into by any Loan Party. No Loan Party has granted any license, sub-license or other similar agreement relating in whole or in part to any Intellectual Property. No Loan Party has received any notice that its or any third party's use of any item of Intellectual Property is interfering with, infringing upon or otherwise violating the rights of any Loan Party, or any third party in or to such Intellectual Property, and no proceedings have been instituted against or notices received by any Loan Party alleging that the use or proposed use of any item of Intellectual Property by any Loan Party or any third party infringes upon or otherwise violates any rights of any Loan Party or a third party in or to such Intellectual Property, and, to the knowledge of each Loan Party, there is no basis for such claim or proceeding. To the knowledge of each Loan Party, no third party is interfering with, infringing upon, or otherwise violating the rights of any Loan Party in any Intellectual Property.

            3.15 Margin Securities. No Loan Party is engaged in the business of extending credit for the purpose of buying or carrying margin securities, and no part of the proceeds realized from the sale of the Securities will be used to buy or carry any margin securities or be used in a manner inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

            3.16 Not an Investment Company. No Loan Party is an "investment company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

            3.17 Securities Laws. No Loan Party nor any Person authorized or employed by any Loan Party as agent, broker, dealer or otherwise, has offered or will offer the Securities for sale to, or solicited any offers to buy any of the Securities from, any Persons other than the Purchaser, and no Loan Party nor any Person acting on any Loan Party's behalf has taken or will take any action which might subject the offering, issuance or sale of the Securities to registration under the Securities Act or violate the provisions of any securities or blue sky law of any applicable jurisdiction.

            3.18 Environmental Protection. Except as set forth in the Disclosure Schedule, each Loan Party has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Law"). Except as set forth in the Disclosure Schedule, each Loan Party is in material compliance with all terms and conditions of such required permits, licenses and authorizations and are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law or contained in any plan, order, decree, judgment or notice from any governmental authority. Except as set forth in the Disclosure Schedule, no Loan Party is aware of, nor has received notice from any governmental authority of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which interfere with or prevent continued compliance or which give rise to any liability under any Environmental Law.

            3.19 Product Liability. No Loan Party has committed any act, and there has been no omission, which could reasonably be expected to result in, and there has been no occurrence that could reasonably be expected to give rise to, any liability in connection with, arising out of, resulting from or incident to any personal injury or property damage or adverse health effect or claim of any personal injury or property damage or adverse health effect by a third party arising out of the ownership, use, possession or physical contact with any product manufactured, sold, leased or delivered or any services rendered by any Loan Party, except for any such liability that could not reasonably be expected to result in a Material Adverse Effect on any Loan Party.

            3.20 Insurance. Set forth on the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to each Loan Party, its assets and properties, or any of its directors, officers, salespersons, agents or employees. Each Loan Party has been and is insured by financially sound and reputable insurers with respect to its properties and the conduct of its business in such amounts and against such risks as is sufficient for their business and compliance with law. All policies of insurance are currently in full force and effect and no notice of cancellation or termination has been received by any Loan Party with respect to any such policies. All premiums due and payable on such policies have been paid.

            3.21 Employment or Severance Agreements. Except for those listed on the Disclosure Schedule, no Loan Party is a party to or bound by (i) any collective bargaining agreement, (ii) any material agreement providing for a term of employment or for any severance payment to any executive officer of any Loan Party, or (iii) any material agreement providing any deferred compensation, bonus or profit sharing payment to any executive officer of any Loan Party.

            3.22 Software and Information Systems. The software and information systems (including all management information and accounting systems) currently used by each Loan Party are functioning properly and are adequate for such Loan Party's business as currently conducted. Except as set forth in the Disclosure Schedule, the software and information systems currently used by the Loan Parties will not suffer any loss of functionality and will not have a Material Adverse Effect due to the change in the date to the year 2000.

            3.23 Disclosure. No representation or warranty by any Loan Party in this Agreement or any of the Ancillary Agreements, nor any statement, document or certificate furnished or required to be furnished under the terms of this Agreement by the Loan Parties, or their representatives to the Purchaser or the Purchaser's representatives in connection with this Agreement or any of the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the facts stated therein not misleading.

            3.24 Acquisition Documents. The Company and CEDS have provided to the Purchaser a true, complete and correct copy of the Acquisition Documents. The Acquisition Documents have not been amended, supplemented or modified, and they constitute the complete agreement among the parties thereto in respect of the matters and transactions contemplated therein. The Acquisition Agreement and the Acquisition Documents are the legal, valid and binding obligations of the Company and CEDS, enforceable in accordance with their terms (except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies), and there are no oral agreements or understandings or other agreements modifying or waiving any of the provisions thereof. The representations and warranties of the Company, CEDS and each of the other parties thereto contained in the Acquisition Agreement are true and correct in all material respects and may be relied upon by the Purchaser. All conditions precedent to the closing provided for in the Acquisition Agreement or the Acquisition Documents have been satisfied or waived as of the Closing Date.

            3.25 Contracts.

            (a) The Disclosure Schedule contains a true and complete list of each of the following written or oral contracts, agreements or other arrangements to which each Loan Party or any Subsidiary is a party or by which any of their assets and properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements) (the "Scheduled Contracts"):

                  (i) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of any Loan Party or any Subsidiary, other than the Senior Credit Agreement and the Seller Notes;

                  (ii) all guarantees of any material obligation;

                  (iii) all material leases or agreements under which any Loan Party or any Subsidiary is lessee or lessor of, or holds, or operates, any property, real or personal, except for any lease under which the aggregate annual rental payments do not exceed $250,000;

                  (iv) all commitments, contracts, sales contracts, purchase orders or groups of related agreements with the same party or any group of affiliated parties which require or may in the future require payment of aggregate consideration to or by any Loan Party or any Subsidiary in excess of $1,000,000 and cannot be terminated within sixty (60) days after giving notice of termination without resulting in any cost or penalty to any Loan Party or any Subsidiary; and

                  (v) all contracts or commitments that in any way materially restrict any Loan Party or any Subsidiary from carrying on its business anywhere in the world; and

            (b) Each Scheduled Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. Each Loan Party and each Subsidiary has performed all of its material obligations under, and is not in violation or breach of or default in any material respect under, any Scheduled Contract. To the knowledge of the Company and CEDS, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any Scheduled Contract. To the knowledge of the Loan Parties, none of the employees, officers, or directors of any Loan Party or any Subsidiary is a party to any oral or written contract or agreement prohibiting any of them from engaging in such Loan Party's or Subsidiary's business as now operated.

            (c) The Company and CEDS have provided to the Purchaser a true and correct copy of each written Scheduled Contract, and a written description of each oral Scheduled Contract.

            3.26 Use of Proceeds; Restrictions under the SBIA. The Company and CEDS will use the proceeds from the sale of the Securities to fund the consideration and expenses payable in connection with the Acquisition and for general working capital purposes. No portion of the proceeds from the sale of the Securities (a) will be used to provide capital to an SBIC, (b) will be used outside the United States (except (i) to acquire materials and industrial property rights abroad for a domestic operation or (ii) as may be transferred to a controlled foreign subsidiary, so long as at least 51% of the assets and activities of the Loan Parties and their Subsidiaries will remain within the United States), or (c) will be used for any purpose "contrary to the public interest (including but not limited to activities which are in violation of law) or inconsistent with free competitive enterprise", within the meaning of 13 CFR ss.107.720. No Loan Party's primary business activity involves, directly or indirectly, providing funds to others, purchasing or discounting debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and no Loan Party is classified under Major Group 65 (Real Estate) of the Standard Industrial Classification Manual prepared by the Office of Management and Budget.

            3.27 Small Business Concern. The Company is a "small business concern" within the meaning of the SBIA. The information set forth in SBA Forms 480, 652 and Section A of Form 1031 regarding the Company is accurate and complete. Copies of such forms will be completed and executed by the Company. The Company does not presently engage in, and will not engage in, any activities, and will not use directly or indirectly the proceeds from the sale of the Securities for any purposes for which an SBIC is prohibited from providing funds by the SBIA.


            ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Company and CEDS that:

            4.01 Partnership Existence and Power. The Purchaser is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to purchase the Securities as provided in this Agreement.

            4.02 Authorization. All proceedings or partnership action required to be taken by the Purchaser relating to its execution and performance of this Agreement have been taken at or prior to the Closing.

            4.03 Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of the Purchaser threatened, against or relating to the Purchaser, in connection with or relating to the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party, and the Purchaser has no knowledge of any basis for the same.

            4.04 Investment Intent. The Purchaser is an "accredited investor", as defined under Rule 501(a) of Regulation D of the Securities Act. The Securities are being purchased for the Purchaser's own account and not with a view to, or for resale in connection with, any distribution or public offering within the meaning of the Securities Act. The Purchaser understands that the Securities have not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of the Company, CEDS, and others upon this exemption is predicated in part upon this representation and warranty by the Purchaser.


            ARTICLE 5 CLOSING CONDITIONS

            The Purchaser's obligations to purchase and pay for the Securities are subject to the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

            5.01 Representations and Warranties True. The representations and warranties of the Loan Parties in this Agreement are true and correct in all material respects on and as of the Closing Date.

            5.02 Compliance with Agreement. The Loan Parties have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

            5.03 No Event of Default. At the time of Closing no condition or event exists or has occurred which would constitute an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default.

            5.04 Documents Required for the Closing. The Loan Parties have delivered to the Purchaser the following, duly executed as appropriate:

            (a) this Note Purchase Agreement;

            (b) the Note;

            (c) the Warrant;

            (d) the Security Agreements;

            (e) the Guaranties;

            (f) the Intercreditor Agreement;

            (g) a certificate dated as of the Closing Date, signed by an officer of the Company and an officer of CEDS certifying that the conditions specified in Sections 5.01 through 5.03 are true and correct;

            (h) a certificate dated as of the Closing Date from each of the Company and CEDS, signed by the Secretary of such company and in form and substance satisfactory to the Purchaser and its counsel, (i) certifying that resolutions have been duly adopted by such company's Board of Directors (and to the extent necessary, its shareholders) authorizing the execution of this Agreement and the Ancillary Agreements, the issuance of the Securities, and all of the other transactions to be consummated pursuant hereto, (ii) certifying as to the names of the members of its Board of Directors and the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of such company, (iii) certifying the authenticity of attached copies of the charter documents and Bylaws of such company, and (iv) certifying the continued good standing of such company in its State of incorporation, as evidenced by a reasonably current Certificate of Good Standing;

            (i) a favorable opinion of the Company's and CEDS's legal counsel as to matters and in form reasonably acceptable to the Purchaser;

            (j) UCC-1 financing statements;

            (k) a solvency certificate, in form reasonably acceptable to the Purchaser;

            (l) current searches from the offices of the Secretaries of State of those states in which any Loan Parties conduct operations, showing that no federal or state tax liens have been filed and remain in effect against any Loan Party and that no financing statements have been filed and remain in effect against any Loan Party other than financing statements set forth on the Disclosure Schedule with respect to Section 3.10 above;

            (m) all environmental reports and documents regarding the Loan Parties which are requested by the Purchaser;

            (n) documents, in form reasonably acceptable to the Purchaser, evidencing the obtaining of all necessary releases, consents or approvals requested by the Purchaser for the transactions contemplated by this Agreement;

            (o) receipt by the Purchaser and by the Purchaser's counsel (as the case may be) of payment of the fee referred to in Section 2.03 and the expenses referred to in Section 10.02;

            (p) a copy, certified by the Company and CEDS as true and correct, of the executed Acquisition Documents;

            (q) a copy, certified by the Company and CEDS as true and correct, of the Senior Credit Agreement and the closing documents related thereto;

            (r) three year pro forma projections for the Company and its Subsidiaries with the first year of such projections being on a monthly basis;

            (s) all SBA forms necessary for the transaction, including without limitation, the Size Status Declaration on SBA Form 480 and the Assurance of Compliance for Nondiscrimination on SBA Form 652, executed by the Company and CEDS; and

            (t) such other documents, certificates, instruments or opinions as the Purchaser or their legal counsel may reasonably request, in form reasonably satisfactory to the Purchaser.

            5.05 Proceedings Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transaction are satisfactory in form and substance to the Purchaser and its counsel.


            ARTICLE 6 AFFIRMATIVE COVENANTS OF THE COMPANY AND CEDS

            The Company and CEDS covenant and agree that from and after the Closing, so long as the Note or the Warrant remain outstanding, unless the Purchaser otherwise consents in writing:

            6.01 Payment of Notes. The Company and CEDS will pay the principal of and interest on the Note at the time and place and in the manner specified in the Note.

            6.02 Reporting. The Company will furnish to the Purchaser:

            (a) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries, which report is certified by an independent certified public accountant who is selected by the Company and is acceptable to the Purchaser, without qualification as to scope of audit or opinion (except for the fiscal year ending June 30, 1999). Such annual report will include a balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP, together with
(i) a report signed by such accountants stating that in making the investigations necessary for their opinion they obtained no knowledge, except as specifically stated, of any Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Company is in compliance with the requirements set forth in Section 6.09; (ii) any management letters from such accountants; (iii) a Compliance Certificate of the chief executive officer and chief financial officer of the Company in substantially the form of Exhibit F stating that such financial statements have been prepared in accordance with GAAP and whether or not any of them has knowledge of the occurrence of any Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

            (b) within thirty (30) days after the end of each month, a balance sheet, statement of income and statement of cash flows of the Company and its Subsidiaries as of the end of and for such month and for the period year-to-date, each prepared in accordance with GAAP except for the statement of cash flows;

            (c) within thirty (30) days after the end of each month, comparisons of actual results with the budget for such month and for the period year-to-date, and management's discussion of such variances, all in such detail as the Purchaser may reasonably request;

            (d) within forty-five (45) days after the end of each fiscal quarter, a balance sheet, statement of income and statement of cash flows of the Company and its Subsidiaries as of the end of such fiscal quarter and for the period year-to-date, each prepared in accordance with GAAP, and a Compliance Certificate signed by the Company's chief financial officer as to whether or not he or she has any knowledge of the occurrence of any Event of Default and, if so, stating in reasonable detail the facts with respect thereto and the computations as to whether the Company is in compliance with the requirements of
Section 6.09;

            (e) prior to the beginning of each fiscal year of the Company, an annual plan for such year, which includes major operating goals and milestones, monthly profit and loss projections, cash flow statements and monthly capital and operating expense budgets, itemized in such detail as the Board of Directors may reasonably request. Each annual plan will be modified as often as is necessary in the judgment of the Board of Directors to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of each such modification will be provided to the Purchaser;

            (f) to the extent not already delivered to the Purchaser, promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Company delivers to its stockholders;

            (g) promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or its Subsidiaries files with the Commission or any national securities exchange;

            (h) immediately after the Company or CEDS receives notice of the commencement or threatened commencement of any suit, legal or equitable, or of any administrative, arbitration or other proceeding against the Company, CEDS, their Subsidiaries, or their business, assets or properties, in each case reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis, written notice of the nature and extent of such suit or proceeding;

            (i) as promptly as practicable, but in any event not later than five
(5) days after an officer of the Company or CEDS obtains knowledge thereof, notice of the occurrence of:

            (i) any adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company or CEDS to the Purchaser in each case reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis;

            (ii) any event which constitutes an Event of Default; or

            (iii) any condition or event regarding the business, properties, condition or prospects (financial or otherwise) of the Company or CEDS which has or may reasonably be expected to have a Material Adverse Effect;

together with a detailed statement by a responsible officer of the Company of the steps being taken by the Company or CEDS to cure the effect of such occurrence or event;

            (j) as soon as possible and in any event within thirty (30) days after the Company or CEDS knows or has reason to know that any Reportable Event with respect to any Plan of the Company or its Subsidiaries has occurred, the statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

            (k) promptly with the sending or filing thereof, copies of all reports and documents that the Company or CEDS sends or provides to any of its material creditors, whether upon such creditors' request or otherwise, and copies of all reports, audits and work papers, prepared by or for its creditors, or their designees, whether during the course of a periodic audit or otherwise, which examine the loans, collateral, controls, policies or procedures of the Company or CEDS;

            (l) immediately upon the receipt thereof from any creditor, copies of any notices of default or other correspondence or information pertaining to any alleged or actual default or noncompliance with any material ($500,000 or more) credit facility maintained by the Company, CEDS, or any Subsidiary with any creditor other than the Purchaser;

            (m) upon the request of the Purchaser, as soon as available with respect to each fiscal year of the Company ending after the Closing Date, a true and correct copy of its consolidated federal income tax returns as filed and all schedules thereto;

            (n) prior written notice, as far in advance as reasonably practical and not less than as required by the Company's Bylaws, of each meeting of the Company's Board of Directors and copies of the minutes of all meetings of, and written minutes of action taken by, the Board of Directors or the shareholders of the Company, promptly after each such meeting or action is taken; and

            (o) such other documents and information concerning the Company which is reasonably requested by the Purchaser from time to time.

            6.03 Books and Records; Inspection and Examination.

            (a) The Company and CEDS will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP and, upon request of the Purchaser, will give any representative of the Purchaser access to, and permit such representative to examine, audit, copy or make extracts from, any and all books, records and documents in the Company's, CEDS' or any Subsidiary's possession, to inspect the Company's, CEDS' or any Subsidiary's properties and to discuss the Company's, CEDS' or any Subsidiary's affairs, finances and accounts with their principal officers or independent accountants, all at such times during normal business hours and as often as the Purchaser may reasonably request. The Company and CEDS agree to reimburse the Purchaser for the reasonable fees and charges incurred in connection with any such inspection or audit, including costs of personnel time and out-of-pocket expenses, which is conducted after an Event of Default has occurred and is continuing.

            (b) Any information or document obtained by the Purchaser in any examination, audit, inspection or discussion pursuant to this Section 6.03 will be used by the Purchaser only for those purposes the Purchaser believes to be appropriate to protect its interests under this Agreement and the Ancillary Agreements or in obtaining payment of amounts owed pursuant to the Note, provided that the foregoing shall not limit the Purchaser's use of such information or document (i) if such information or document has become generally available to the public through no fault of the Purchaser, (ii) if use of such information or document is required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Purchaser, (iii) if use of such information or document may be required or appropriate in response to any summons or subpoena or in connection with any litigation (provided that the Purchaser provides advance written notice to the Company of such subpoena), (iv) if such information or document is disclosed or given to the Purchaser in good faith by a third party who had independent rights to such information or document, (v) if such information or document is obsolete, (vi) if use of such information or document is believed by the Purchaser to be appropriate in order to comply with any law, order, regulation or ruling applicable to the Purchaser, or (vii) if such information or document is disclosed or given to a prospective transferee in connection with any contemplated transfer of any of the Securities; provided, further, that in the case of proposed disclosures pursuant to clauses (ii), (iii) or (vi) above the Purchaser will endeavor to give the Company prior notice before complying with such request or order so as to give the Company an opportunity to appear and contest the disclosure of such information or document.

            6.04 Compliance with Laws. The Company and CEDS will comply, and will cause each Subsidiary to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, foreign countries, states and municipalities and of any governmental department, commission, board, regulatory authority, bureau, agency, and instrumentality of the foregoing, and of any court, arbitrator or grand jury, in respect of the conduct of its business and the ownership of its properties, except such as are being contested in good faith or where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

            6.05 Maintenance of Properties. The Company and CEDS will keep and maintain, and cause each Subsidiary to keep and maintain, its properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonable repairs and renewals and replacements which in the opinion of the Company and CEDS are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The Company and CEDS will maintain, and cause each Subsidiary to maintain, or cause to be maintained back-up copies of all valuable papers and software.

            6.06 Insurance. The Company and CEDS will obtain insurance, for itself and each Subsidiary, against loss or damage of the kinds customarily insured against by corporations similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in any event in amounts not less than amounts generally maintained by other companies engaged in similar businesses. Further, the Company and CEDS will promptly provide to the Purchaser copies of all material notices of termination, cancellation, or reduction in coverage received from or sent to any of its insurers together with copies of all material correspondence related to such insurance.

            6.07 Payment of Taxes and Claims. The Company and CEDS will, and will cause each Subsidiary to, duly pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges, levies or claims levied or imposed, which are, or which if unpaid might become, a Lien upon the properties, assets, earnings or business of the Company, CEDS or any Subsidiary; provided, however, that nothing contained in this Section will require the Company, CEDS or any Subsidiary to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim so long as the Company in good faith contests the validity thereof and sets aside on its books adequate reserves with respect thereto. In the event the Company, CEDS or any Subsidiary fails to satisfy its obligations under this Section, the Purchaser may but is not obligated to satisfy such obligations in whole or in part and any payments made and reasonable expenses incurred in doing so will constitute, to the extent satisfied by the Purchaser, an obligation by the Company and CEDS immediately due and payable to the Purchaser and such obligation will be immediately paid by the Company and CEDS with interest at a rate of fourteen percent (14%) per annum.

            6.08 Maintenance of Corporate Existence.

            (a) The Company and CEDS will, and will cause each Subsidiary to, at all times do or cause to be done all things necessary to maintain, preserve and renew its corporate charter and existence and its rights, patents and franchises, and comply with all material laws applicable thereto; provided, however, that nothing contained in this Section will (i) require the Company, CEDS, or any Subsidiary to maintain, preserve or renew any right, patent or franchise not necessary or desirable in the conduct of the business of the Company, CEDS or such Subsidiary, (ii) prevent the termination of the corporate existence of any Subsidiary if the Board of Directors of the Company reasonably believes in good faith that such termination is not disadvantageous to the Purchaser, or (iii) require the Company , CEDS or any Subsidiary to comply with any law so long as the validity or applicability thereof will be contested in good faith by appropriate proceedings.

            (b) The Company and CEDS will at all times maintain their corporate offices at the addresses specified in Section 10.04 hereof to which notices, presentations and demands to or upon the Company in respect of the Note may be given or made; provided, however, that the Company or CEDS may change the location of its corporate headquarters upon not less than thirty (30) days prior written notice to the Purchaser.

            6.09 Financial Covenants.

            (a) Maximum Capital Expenditures. The Company and its Subsidiaries on a consolidated basis will not make any Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each such period:


            --------------------------------------------------------------------
                                                             Maximum Capital
                         Period                          Expenditures per Period
            ------------------------------------------ -------------------------
            Closing Date through June 30, 2000                   $5,500,000
            ------------------------------------------ -------------------------
            July 1, 2000 through June 30, 2001                  $15,000,000
            ------------------------------------------ -------------------------
            July 1, 2001 through June 30, 2002                  $20,000,000
            ------------------------------------------ -------------------------
            July 1, 2002 through June 30, 2003                  $20,000,000
            ------------------------------------------ -------------------------
            July 1, 2003 through June 30, 2004 and              $20,000,000
            each Fiscal Year thereafter
            --------------------------------------------------------------------

            (b) Minimum Fixed Charge Coverage Ratio. The Company and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before June 30, 2000, the period commencing on September 24, 1999 and ending on the last day of such Fiscal Quarter) of not less than the following:

            --------------------------------------------------------------------
                                                            Minimum Fixed Charge
                          Period                               Coverage Ratio
            --------------------------------------------- ----------------------
            Fiscal Quarter ending March 31, 2000                   0.35
            --------------------------------------------- ----------------------
            Fiscal Quarter ending June 30, 2000                    1.0
            --------------------------------------------- ----------------------
            Fiscal Quarter ending September 30, 2000               0.8
            --------------------------------------------- ----------------------
            Fiscal Quarter ending December 31, 2000                0.7

            --------------------------------------------- ----------------------
            Fiscal Quarter ending March 31, 2001                   0.7
            --------------------------------------------- ----------------------
            Fiscal Quarter ending June 30, 2001                    0.7
            --------------------------------------------- ----------------------
            Fiscal Quarter ending September 30, 2001               1.2
            --------------------------------------------- ----------------------
            Fiscal Quarter ending December 31, 2001                1.3
            --------------------------------------------- ----------------------
            Fiscal Quarter ending March 31, 2002                   1.4
            --------------------------------------------- ----------------------
            Fiscal Quarter ending June 30, 2002 and                1.5
            each Fiscal Quarter ending thereafter
            --------------------------------------------------------------------

            (c) Minimum EBITDA. The Company and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before June 30, 2000, the period commencing on September 24, 1999 and ending on the last day of such Fiscal Quarter) of not less than the following:

            --------------------------------------------------------------------
                            Period                              Minimum EBITDA
            --------------------------------------------- ----------------------
            Fiscal Quarter ending December 31, 1999              ($2,100,000)
            --------------------------------------------- ----------------------
            Fiscal Quarter ending March 31, 2000                  $2,000,000
            --------------------------------------------- ----------------------
            Fiscal Quarter ending June 30, 2000                   $9,000,000
            --------------------------------------------- ----------------------
            Fiscal Quarter ending September 30, 2000             $15,000,000
            --------------------------------------------- ----------------------
            Fiscal Quarter ending December 31, 2000              $16,000,000
            --------------------------------------------- ----------------------
            Fiscal Quarter ending March 31, 2001                 $17,000,000
            --------------------------------------------- ----------------------
            Fiscal Quarter ending June 30, 2001                  $18,000,000
            --------------------------------------------- ----------------------
            Fiscal Quarter ending September 30, 2001             $22,000,000
            --------------------------------------------- ----------------------
            Fiscal Quarter ending December 31, 2001              $22,000,000
            and each Fiscal Quarter ending thereafter
            --------------------------------------------------------------------

            (d) The following terms used in this Section 6.09 shall be defined as follows:

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and that are required to be capitalized under GAAP.

            "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

            "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

            "EBITDA" shall mean, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus
(c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any

Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

            "Fiscal Quarter" shall mean any of the quarterly accounting periods of the Company, ending on September 30, December 31, March 31 and June 30 of each year.

            "Fixed Charges" shall mean, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period.

            "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges. In computing Fixed Charges for any fiscal period, interest and principal payments that are due within one week after the end of that fiscal period, without duplication, shall be deemed to have been paid on the last day of that fiscal period.

            "Funded Debt" shall mean, with respect to any Person, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and which by its terms matures more than one
(1) year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one (1) year at the option of the debtor, and also including, in the case of the Company, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

            "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

            "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and
(ii) the Federal Funds Rate plus fifty (50) basis points per annum.

            "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

            "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

            (e) Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Ancillary Agreement, then the Company and the Purchaser agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company's and its

Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. "Accounting Changes" means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by the Company's certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If the Company and the Purchaser agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any Ancillary Agreement shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If the Company and the Purchaser cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the Ancillary Agreements shall be prepared, delivered and made without regard to the underlying Accounting Change.

            6.10 Board of Directors. The Purchaser will have the right to designate one nominee for election as a director to the Company's Board of Directors, which shall be comprised of no more than ten (10) directors. The Company agrees to nominate any Person designated by the Purchaser to serve as a member of the Board of Directors. In addition, the Purchaser has the right to designate from time to time an observer to attend all meetings of the Company's Board of Directors. The Company agrees to hold meetings of the Board of Directors at least once each quarter where the Board of Directors will, at a minimum, review historical financial results and consider other agenda items as the members of the Board of Directors deem appropriate. If elected, the Purchaser's designee on the Company's Board of Directors shall receive the same compensation as the Company's other outside directors, and, in addition, the Company agrees to pay for the reasonable expenses of the Purchaser's designee in attending Board and Committee meetings.

            6.11 Replacement of Certificates. Upon delivery of an affidavit in a form reasonably satisfactory to the Company from the Purchaser as to the loss, theft, destruction or mutilation of the Note or the Warrant, and upon receipt of an indemnity reasonably satisfactory to the Company from the Purchaser, or in the case of mutilation, upon surrender of the mutilated Note or Warrant, the Company and CEDS will make and deliver a new Note or Warrant of like tenor in lieu of such Note or Warrant.

            6.12 Retirement Plans. The Company and CEDS will cause each retirement plan in which any employees of the Company, CEDS, or any Subsidiary participate that is subject to the provisions of ERISA, and the documents and instruments governing each such plan, to be conformed to, when necessary, and to be administered in a manner consistent with, those provisions of ERISA which may, from time to time, become effective and operative with respect to such plans. If requested by the Purchaser in writing from time to time, the Company and CEDS will furnish to the Purchaser a copy of any annual report with respect to each such plan that the Company, CEDS, or any Subsidiary files with the Secretary of Labor pursuant to ERISA. At such time as such insurance is available at rates deemed commercially reasonable by the Company or CEDS, the Company and CEDS will maintain insurance against the contingent liability against the net worth of the Company and CEDS imposed in respect of each such plan by the provisions of ERISA.

            6.13 Filing of Reports. The Company will make timely filing of such reports as are required to be filed by it with the Commission so that Rule 144 under the Securities Act or any successor provision thereto will be available to the security holders of the Company who are otherwise able to take advantage of the provisions of such rule.

            6.14 [Intentionally Omitted].

            6.15 SBIA Information. The Company and CEDS will:

            (a) as soon as reasonably practical, but in any event within twenty
(20) days after the request of the Purchaser, furnish to the Purchaser all information necessary in order for the Purchaser to prepare and file SBA Form 468 and other information requested or required by any governmental authority asserting jurisdiction over the Purchaser;

            (b) as soon as reasonably practical after the written request of the Purchaser, confirm the use of the proceeds as described in Section 3.26 above; and

            (c) with reasonable promptness, provide such information as from time to time the Purchaser may request to enable the Purchaser to comply with the SBIA.

            6.16 SBIA Compliance.

            (a) So long as the Purchaser is an SBIC (i) without the prior written consent of the Purchaser, neither the Company nor CEDS will use the proceeds from the sale of the Securities for any purpose other than as set forth in Section 3.26 above, (ii) neither the Company nor CEDS will use the proceeds from the sale of the Securities for any prohibited purposes outlined in the second sentence of Section 3.26, (iii) neither the Company nor CEDS will change its business activity in any manner which, by reason of such change in business activity, would cause the Company or CEDS to fall within a different SIC Code and thereby render it ineligible as a "small business concern" under the SBIA, and (iv) the Company and CEDS will at all times comply with the non-discrimination requirements of 13 CFR Parts 112, 113 and 117.

            (b) The Company and CEDS will at all times permit the Purchaser and, if necessary, a representative of the SBA, access to its records and the Company and CEDS will provide such information as the Purchaser may request in order to verify compliance with this Section 6.16 including, without limitation, an officer's certificate indicating such compliance.

            6.17 Environmental Matters.

            (a) The Company and CEDS will give notice to the Purchaser immediately upon acquiring knowledge of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by the Company, CEDS, or any Subsidiary or for which the Company, CEDS, or any Subsidiary is, or is claimed to be, responsible (provided that such notice shall not be required for Hazardous Materials placed or stored on such property in accordance with Environmental Laws in the ordinary course of business), with a full description thereof.

            (b) The Company and CEDS will, and will cause each Subsidiary to, promptly comply with any Environmental Law requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Material Contamination and, upon request, provide the Purchaser with satisfactory evidence of such compliance.

            (c) The Company and CEDS will provide the Purchaser, within thirty
(30) days after a demand by the Purchaser, with a bond, letter of credit or similar financial assurance evidencing to the Purchaser's satisfaction that the necessary funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any Lien which may be established as a result thereof on any property owned, operated or controlled by the Company, CEDS, or any Subsidiary or for which the Company, CEDS, or any Subsidiary is, or is claimed to be responsible.

            (d) The Company and CEDS will jointly and severally defend, indemnify and hold harmless the Purchaser and its directors, officers, employees, partners and agents from any and all third party claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by the Company, CEDS, or any Subsidiary for which the Company, CEDS, or any Subsidiary is, or is claimed to be, responsible. The Company and CEDS acknowledge and agree that this indemnification obligation will survive the termination of this Agreement and the payment and performance of all Obligations.

            6.18 Other Agreements. The Company and CEDS will, and will cause each Subsidiary to, faithfully observe, perform and discharge in all material respects all of their respective covenants, agreements, conditions and obligations under any and all material agreements, whether now existing or hereafter created or arising, to which it is a party or under which it has any obligation (other than those covenants, agreements, conditions, or obligations subject to a bona fide dispute).

            6.19 Certificates of Incorporation. The Company and CEDS will, and will cause each Subsidiary to, amend the Certificate of Incorporation of each and every Loan Party that contains the provision permitted by Section 102(b)(2) of the Delaware General Corporation Law (the "DCGL") to remove such provision from each such Certificate of Incorporation within sixty (60) days of the Closing Date.


            ARTICLE 7 NEGATIVE COVENANTS OF THE COMPANY AND CEDS

            The Company and CEDS covenant and agree that from and after the Closing, so long as the Note or the Warrant remain outstanding, unless the Purchaser otherwise consents in writing:

            7.01 Liens. The Company and CEDS will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens on any of its assets now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Company, CEDS, or any Subsidiary to any right or claim of any other Person; excluding, however, the following ("Permitted Liens"):

            (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 6.07;

            (b) Materialmen's, merchants', carriers', workmen's, repairmen's, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 6.07;

            (c) Pledges or deposits to secure obligations under worker's compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, in each case arising in the ordinary course of business;

            (d) Zoning restrictions, easements, licensees' restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business or the value of such property for the purpose of such business;

            (e) Subject to Section 7.02, purchase money mortgages, liens, or security interests (which term for purposes of this subsection includes conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in property acquired after the date hereof, or mortgages, liens or security interests existing in such property at the time of acquisition thereof, provided that (unless the Purchaser otherwise consents in writing):

            (i) no such mortgage, lien or security interest extends or will extend to or cover any property of the Company, CEDS or any Subsidiary, other than the property then being acquired and fixed improvements then or thereafter erected thereon; and

            (ii) the aggregate principal amount of Fixed Indebtedness secured by mortgages, liens and security interests described in this subsection (e) at the time of acquisition of the property subject thereto does not exceed the lesser of (A) 100% of the cost of such property or (B) the then fair market value of such property as reasonably determined in good faith by the Board of Directors of the Company, CEDS, or such Subsidiary;

            (f) Liens granted to the Purchaser under this Agreement and the Ancillary Agreements;

            (g) Liens granted to the Senior Lender under the Senior Credit Agreement to secure the Senior Indebtedness;

            (h) Liens granted to the Seller under the Acquisition Documents; and

            (i) Liens arising out of a judgment against the Company, CEDS, or any Subsidiary for the payment of money not exceeding $250,000 in the aggregate with respect to which an appeal is being prosecuted and a stay of execution pending such appeal has been secured.

            7.02 Fixed Indebtedness. The Company and CEDS will not, and will not permit any Subsidiary to, incur, create, assume or permit to exist any Fixed Indebtedness, except:

            (a) Fixed Indebtedness evidenced by the Notes;

            (b) the Senior Indebtedness in the amount not exceeding that amount available under the Senior Credit Agreement as of the Closing Date;

            (c) Fixed Indebtedness evidenced by the Seller Notes in the amount not exceeding that existing on the Closing Date;

            (d) Fixed Indebtedness incurred by CEDS to refinance the Short-Term Subordinated Promissory Note issued to the Seller in the amount contemplated therein;

            (e) Fixed Indebtedness secured in the manner permitted by Section 7.01(e) above;

            (f) Unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

            (g) Fixed Indebtedness consisting of intercompany loans and advances made by CEDS to any other Loan Party that is both a Guarantor and a Subsidiary of CEDS or by any Guarantor to CEDS;

            (h) Fixed Indebtedness, other than that permitted under Sections 7.02(a)-(g) above, not to exceed $500,000 in aggregate; and

            (i) Fixed Indebtedness existing as of the Closing Date and reflected on the Interim Period Financial Statements or Section 3.25 of the Disclosure Schedule.

            7.03 Guaranties. Notwithstanding anything to the contrary in
Section 7.02, except for the Guaranties, the guaranty of the Seller Notes by the Company entered into in accordance with the Acquisition Agreement, and the guaranties of the Senior Indebtedness as contemplated by the Senior Credit Agreement, the Company and CEDS will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any Person, except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

            7.04 Investments and Loans. The Company and CEDS will not, and will not permit any Subsidiary to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

            (a) (i) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, (ii) commercial paper having a maturity of one year or less issued by U.S. corporations rated "A-1" by Standard & Poors Corporation or "P-1" by Moody's Investors Service, (iii) certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having combined capital, surplus, and undivided profits in excess of $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits, maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks, and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above;

            (b) advances in the ordinary course of business in the form of commercially reasonable security deposits;

            (c) expense advances to officers and employees in the ordinary course of business in accordance with the Company's policy;

            (d) each Loan Party's existing investment in its Subsidiaries as of the Closing Date or any Fixed Indebtedness permitted under Section 7.02(g) above; or

            (e) with respect to CEDS only, notes payable, stock or other securities issued by an account debtor to CEDS pursuant to negotiated agreements with respect to settlement of such account debtor's accounts in the ordinary course of business, so long as the aggregate amount of such accounts so settled does not exceed $100,000.

            7.05 Dividends; Distributions. Except for redeeming those outstanding warrants of the Company described in the Acquisition Agreement as contemplated by Section 4.3.2 of the Acquisition Agreement, the Company will not declare or pay any dividends on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly; provided, however, that the foregoing prohibition will not prevent the Company from satisfying its obligations under this Agreement and the Ancillary Agreements.

            7.06 Sale of Assets. The Company and CEDS will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial part of its assets to any Person; provided, however, that the restrictions contained in this Section 7.06 will not apply to or prevent (i) the sale of inventory in the ordinary course of business, (ii) the sale of assets or properties which are obsolete or no longer used or useful in such Loan Party's business, or (iii) the sale of assets or properties having a value of not more than $100,000 in any single transaction or $500,000 in the aggregate in any fiscal year of the Company. For purposes of this Section 7.06, "substantial part" means a material amount of the assets of the Company, CEDS, and their Subsidiaries taken as a whole.

            7.07 Consolidation and Merger; Acquisitions. The Company and CEDS will not, and will not permit any Subsidiary to, consolidate with or merge into any entity or permit any entity to merge into it, or acquire (whether or not in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets or securities of another Person; provided, that any Loan Party may merge with or into any other Loan Party (including the Company or CEDS) so long as the Company and CEDS remain in existence after such merger.

            7.08 Sale and Leaseback. The Company and CEDS will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any entity whereby it will sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

            7.09 [Intentionally Omitted].

            7.10 Restrictions on Nature of Business. The Company, CEDS, and their Subsidiaries, viewed as a consolidated entity, will not engage, directly or indirectly, in any line of business materially different from or unrelated to that engaged in prior to the Closing.

            7.11 Accounting. The Company and CEDS will not, and will not permit any Subsidiary to, adopt, permit or consent to any material change in accounting principles other than as required by GAAP, except as permitted by GAAP and expressly concurred with by certified public accountants selected by the Company and acceptable to the Purchaser and, in the event of any material change in accounting principles, the Company will, at the Purchaser's request, provide the financial statements required by Section 6.02 hereof on a comparative basis showing the financial condition and the results of operations of the Company under both the prior accounting principle and the accounting principle as changed, and the Company will comply with the financial covenants of Section
6.09 hereof under the prior principles. The Company will not adopt, permit or consent to any change in its fiscal year or file a consolidated tax return with any other unrelated Person.

            7.12 [Intentionally Omitted].

            7.13 [Intentionally Omitted].

            7.14 Conflicts of Interest. The Company and CEDS will, and will cause each Subsidiary to, conduct its business in such a manner that no officer or director will have any direct or indirect material equity interest in any entity which does business with the Company, CEDS or any Subsidiary or in any property, asset or right which is used by the Company, CEDS or any Subsidiary in the conduct of its business, except for transactions upon fair and reasonable terms no less favorable to the Company, CEDS, or such Subsidiary than would arise in a comparable arm's length transaction with a third party.

            7.15 Transactions with Affiliates. The Company and CEDS will not, and will not permit any Subsidiary to, enter into or continue in effect any transaction with any Affiliate or an officer or employee thereof except transactions upon fair and reasonable terms no less favorable to the Company, CEDS, or such Subsidiary than would arise in a comparable arm's length transaction with a Person not an Affiliate.

            7.16 Modification of Senior Credit Agreement. The Company and CEDS will not, and will not permit any Subsidiary to, amend the Senior Credit Agreement other than in accordance with the Intercreditor Agreement.

            7.17 Inconsistent Agreements. The Company and CEDS will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be materially violated or breached by this Agreement or by the performance by the Company or CEDS of its obligations hereunder or under any document executed pursuant hereto.

            7.18 Rental Obligations. The Company and CEDS will not, and will not permit any Subsidiary to, be or become liable for rentals under any leases of real or personal property (other than leases (a) having a term of one year or less which are not, according to their terms, extendible or renewable at the lessee's option or (b) which constitute capitalized lease obligations) where the total rents payable by the Company, CEDS, and their Subsidiaries in accordance with such leases exceeds $500,000 on an annualized basis.

            7.19 Modification of Seller Notes. The Company and CEDS will not, and will not permit any Subsidiary to amend any Seller Note to (a) increase the interest rate on such Seller Note, (b) change the dates upon which payments of principal or interest are due on such Seller Note other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Seller Note, (d) change the redemption or prepayment provisions of such Seller Note other than to extend the dates therefor or to reduce the premiums payable in connection therewith, (e) except as permitted in this Agreement or the Ancillary Agreements, grant any security or collateral to secure payment of such Seller Note, or (f) change any other term if such change materially increases the obligations of any Loan Party or confers additional material rights to the holder of such Seller Note that are materially adverse, individually or in the aggregate, to the Purchaser or any Loan Party.

            7.20 Certificates of Incorporation. The Company and CEDS will not, and will not permit any Subsidiary to, include within the Certificate of Incorporation of any Loan Party the provision permitted by Section 102(b)(2) of the DCGL.


            ARTICLE 8 INDEMNIFICATION

            8.01 Indemnification by the Company. The Company and CEDS, jointly and severally, agree to defend, indemnify and hold harmless the Purchaser and its directors, officers, employees, partners and agents from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses, including reasonable attorneys' fees (collectively "Damages") sustained by the Purchaser arising from or related to any and all misrepresentations or breach of a representation, warranty or covenant of the Loan Parties set forth in this Agreement, any of the Ancillary Agreements, or any certificate, financial statement, document, instrument or other material furnished to the Purchaser as required by this Agreement.

            8.02 Indemnification by the Purchaser. The Purchaser agrees to defend, indemnify and hold harmless the Company and CEDS from and against any and all Damages sustained by the Company or CEDS arising from or related to any and all misrepresentations or breach of a representation, warranty or covenant of the Purchaser set forth in Article 4 of this Agreement.

            8.03 Notice. Each party agrees to give the other prompt written notice of any event or assertion of which it has knowledge concerning any Damages or other obligation and as to which it may request indemnification hereunder. A failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any third party claim by a party who suffers Damages will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in material prejudice to the indemnifying party.

            8.04 Defense. A party obligated to provide indemnification under this Article 8 will be entitled to participate in any investigation of any claim, action or proceeding involving any third party and, upon written notice to the indemnified party, assume the investigation and defense of such claim, action, or proceeding with counsel of its choice at its expense, provided that such counsel is reasonably acceptable to the indemnified party.


            ARTICLE 9 EVENTS OF DEFAULT

            9.01 Events of Default. An "Event of Default" means any of the following:

            (a) Failure to pay principal owed under the Note when due; or

            (b) Failure to pay any interest, fees or expenses or other amounts due under the Note, this Agreement or any of the Ancillary Agreements, when due and such failure continues for five (5) days with respect to interest or ten
(10) days with respect to fees, expenses or such other amounts; or

            (c) Default by the Company, CEDS, or any Subsidiary in the performance or observance of any respective covenant, condition, undertaking or agreement applicable to such party contained in this Agreement or any of the Ancillary Agreements (other than a default of a type specifically dealt with elsewhere in this Section 9.01) and the continuance of such default for a period of twenty (20) days after the Company, CEDS, or any Subsidiary has knowledge of the occurrence thereof; or

            (d) Any warranty, representation or other statement by or on behalf of the Company, CEDS, or any Subsidiary contained in this Agreement or any of the Ancillary Agreements, or in any instrument furnished in compliance with or in reference hereto or thereto, is false or misleading and would not reasonably be expected to have a Material Adverse Effect on such party; or

            (e) Any event of default occurs under the Senior Credit Agreement if the effect of such event of default is to cause such Senior Indebtedness to become due prior to its stated maturity; or

            (f) The Company, CEDS, or any Subsidiary: (i) files a petition seeking relief for itself under the United States Bankruptcy Code, as now constituted or hereafter amended, or files an answer consenting to, admitting the material allegations of, or otherwise not controverting, or fails timely to controvert a petition filed against it seeking relief under the United States Bankruptcy Code, as now constituted or hereafter amended; or (ii) files such a petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

            (g) An order for relief is entered against the Company, CEDS, or any Subsidiary under the United States Bankruptcy Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by any court having jurisdiction in the premises which is not stayed, adjudging it bankrupt or insolvent under, or ordering relief against it under, or approving a properly filed petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Company, CEDS, any Subsidiary, or any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Company, CEDS, or any Subsidiary seeking any of the relief specified in Sections 9.01(g) and (h) hereof without the petition being dismissed prior to that time; or

            (h) The Company, CEDS, or any Subsidiary: (i) makes a general assignment for the benefit of creditors; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of all or a substantial part of its property; (iii) admits its insolvency or inability to pay its debts generally as such debts become due;
(iv) fails generally to pay its debts as such debts become due; or (v) takes any action in furtherance of its dissolution or liquidation; or

            (i) Default by the Company, CEDS, or any Subsidiary under any covenant, provision or condition contained in any material ($500,000 or more) bond, debenture, note or other evidence of Indebtedness for borrowed money (other than the Note and the Senior Indebtedness) or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture or other instrument; provided, however, that if such default under such evidence of Indebtedness, indenture or other instrument shall be timely cured, or waived by the holder of such Indebtedness, in each case as may be permitted by such evidence of Indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default will be deemed likewise to have been thereupon cured or waived; or

            (j) A judgment for the payment of money in excess of $250,000 is rendered against the Company, CEDS, or any Subsidiary and continues unsatisfied for a period of thirty (30) days without a stay of execution; or

            (k) Any Reportable Event, which the Purchaser determines in good faith is likely to result in the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, occurs and continues thirty (30) days after written notice to such effect has been given to the Company by the Purchaser; or any Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

            (l) Any audit report referred to in Section 6.02 contains a qualification as to scope or continuance as a going concern (except for the fiscal year ending on June 30, 1999); or

            (m) Any Change of Control occurs.

            9.02 Remedies.

            (a) Upon the occurrence of any Event of Default, the holder or holders of at least a two-thirds of the unpaid principal amount of the Note at the time outstanding will be entitled to:

            (i) declare all indebtedness evidenced by the Note to be immediately due and payable, and upon such acceleration the Note will thereupon become forthwith due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

            (ii) apply any and all amounts owed to the Company or CEDS by the Purchaser or by the holder of the Note to the payment of the Note;

            (iii) exercise and enforce their rights and remedies under this Agreement or any of the Ancillary Agreements; and

            (iv) proceed to protect and enforce their rights under applicable law;

provided, that if a petition is filed by or against the Company, CEDS, or any Subsidiary under the United States Bankruptcy Code, the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement will be immediately due and payable without presentment, demand, protest or notice of any kind.

            (b) No course of dealing on the part of the Purchaser or any delay or failure on the part of the Purchaser to exercise any right will operate as a waiver of such right or otherwise prejudice the Purchaser's rights, powers and remedies.

            (c) The Company and CEDS will pay to the Purchaser such additional amounts as are sufficient to cover the costs and expenses, including without limitation, reasonable attorneys' fees, incurred by the Purchaser in collecting any sums due on account of the Note or otherwise in enforcing its rights under this Agreement or the Ancillary Agreements.


            ARTICLE 10 MISCELLANEOUS

            10.01 Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement (including the Disclosure Schedule), the Ancillary Agreements, or any writing delivered by or on behalf of a party to this Agreement to another party to this Agreement in connection with this Agreement, will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination or knowledge, or the acceptance of any certificate or opinion.

            10.02 Expenses.

            (a) At the Closing, the Company and CEDS will pay the reasonable legal, accounting, environmental, travel and other out-of-pocket expenses of the Purchaser relating to the Company, CEDS, this Agreement, and the Ancillary Agreements.

            (b) The Company and CEDS will pay all reasonable out-of-pocket expenses incurred by the Purchaser after the Closing in connection with monitoring the Company and CEDS, and the administration or enforcement of this Agreement, the Ancillary Agreements or any of the instruments and documents delivered and to be delivered hereunder or thereunder, including all reasonable fees and out-of-pocket expenses of legal counsel retained by the Purchaser with respect thereto. The Company and CEDS will also promptly reimburse the Purchaser for all costs and expenses, as they are incurred, associated with any amendment, waiver, extension or restructuring of the loans or agreements or covenants contemplated herein.

            10.03 Governing Law. This Agreement and the Ancillary Agreements will be construed and enforced in accordance with the substantive laws of the State of Minnesota without giving effect to its conflict of laws principles.

            10.04 Notices. All notices, consents, requests, instructions, approvals and other communications herein required will be validly given, made or served if in writing and delivered personally, sent by certified mail (postage prepaid), facsimile transmission, or by a nationally recognized overnight delivery service, addressed as follows (or such other address as is furnished in writing by either party to the other parties):

            (a) If to Bayview:

                        Bayview Capital Partners LP
                        Attn: Cary Musech and Peter W. Kooman
                        Suite 230
                        641 East Lake Street
                        Wayzata, Minnesota  55391
                        Fax:  612-476-7820

                  with a copy to:

                        Lindquist & Vennum P.L.L.P.
                        Attn: Robert E. Tunheim, Esq.
                        4200 IDS Center
                        Minneapolis, Minnesota 55402
                        Fax:  612-371-3207

            (b) If to the Company or CEDS, addressed to the Company at:

                        United Shipping & Technology, Inc.
                        Attn: Timothy G. Becker
                        9850 51st Avenue North
                        Suite 110
                        Plymouth, Minnesota  55442
                        Fax:  612-941-6440

                  with a copy to:

                        Faegre & Benson LLP
                        Attn: Daniel J. Amen, Esq.
                        2200 Norwest Center
                        90 South Seventh Street
                        Fax:  612-336-3026

            10.05 Entire Agreement. This Agreement and the Ancillary
Agreements, including the other documents referred to herein, contain the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement and the Ancillary Agreements supersede all prior agreements and undertakings between the parties with respect to such subject matter.

            10.06 Amendments; Consents; Waivers. The holder or holders of at least two-thirds of the unpaid principal amount of the Note at the time outstanding may by written agreement with the Company and CEDS amend this Agreement, and any consent, notice, request, demand or waiver required or permitted to be given by the Purchaser or the holders of the Note by any provision hereof will be sufficient and binding on all holders of the Note if given in writing by the holder or holders of at least two-thirds of the unpaid principal amount of the Note at the time outstanding except that, without the written consent of the holder or holders of all the Notes at the time outstanding, no amendment to this Agreement will extend the maturity of any Note, or alter the rate of interest or any premium payable with respect to any Note, or affect the amount or timing of any required prepayments, or reduce the proportion of the principal amount of the Note required with respect to any consent. No waiver of any term or condition of this Agreement, in any one or more instances, will constitute a waiver of the same term or condition of this Agreement on any future occasion.

            10.07 Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant(s) or agreement(s) will be null and void and will in no way affect the validity of the other provisions of this Agreement, which will otherwise be fully effective and enforceable.

            10.08 Successors and Assigns. This Agreement and the various instruments and agreements delivered in connection with the consummation of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including one or more future holders of the Notes; provided, however, that neither the Company nor CEDS may assign any of their obligations hereunder without the prior written consent of the Purchaser.

            10.09 Rules of Construction. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof. This Agreement and the Ancillary Agreements have been negotiated on behalf of the parties with the advice of legal counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision will be applied in the construction or interpretation of this Agreement or the Ancillary Agreements.

            10.10 Counterparts. This Agreement may be executed in one or more counterparts, and will become effective when one or more counterparts have been signed by each of the parties.

            10.11 Cumulative Remedies. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and will be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

            10.12 Press Releases. The Company and CEDS agree not to issue any press release or make any general public announcement or statement with respect to the execution of this Agreement or the transactions hereunder unless the same, including the content thereof, are approved by the Purchaser.

            10.13 Time is of the Essence. Time is of the essence as to the payment and performance of all obligations and agreements of the Company and CEDS hereunder.

            10.14 Consent to Jurisdiction; Jury Waiver. AT THE OPTION OF THE PURCHASER, THIS AGREEMENT, THE NOTE AND THE ANCILLARY AGREEMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE COMPANY AND CEDS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE COMPANY OR CEDS COMMENCE ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, OR ALLEGING ANY BREACH OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, THE PURCHASER AT ITS OPTION IS

ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES DESCRIBED ABOVE, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE. THE COMPANY AND CEDS HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS.


                                    * * * * *

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.


                                      UNITED SHIPPING & TECHNOLOGY, INC.


                                      By:         ______________________________
                                                  Name:
                                                  Title:


                                      UST DELIVERY SYSTEMS, INC.


                                      By:         ______________________________
                                                  Name:
                                                  Title:


                                      BAYVIEW CAPITAL PARTNERS LP

                                      By:         Bayview Capital Management LLC
                                        Its:      General Partner


                                      By:         ______________________________
                                                  Name:
                                                  Title:

CORPORATE EXPRESS DELIVERY SYSTEMS - INTERMOUNTAIN, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - MID-ATLANTIC, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - MID-WEST, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - NEW ENGLAND, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - NORTHEAST, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - SOUTHEAST, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - SOUTHWEST, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - WEST COAST, INC.
CORPORATE EXPRESS DELIVERY LEASING - INTERMOUNTAIN, INC.
CORPORATE EXPRESS DELIVERY LEASING - MID-ATLANTIC, INC.
CORPORATE EXPRESS DELIVERY LEASING - MID-WEST, INC.
CORPORATE EXPRESS DELIVERY LEASING - NEW ENGLAND, INC.
CORPORATE EXPRESS DELIVERY LEASING - NORTHEAST, INC.
CORPORATE EXPRESS DELIVERY LEASING - SOUTHEAST, INC.
CORPORATE EXPRESS DELIVERY LEASING - SOUTHWEST, INC.
CORPORATE EXPRESS DELIVERY LEASING - WEST COAST, INC.
CORPORATE EXPRESS DELIVERY SYSTEMS - AIR DIVISION, INC.
AIR COURIER DISPATCH OF NEW JERSEY, INC.
MIDNITE EXPRESS INTERNATIONAL COURIER, INC.
TRICOR AMERICA, INC.
NEW DELAWARE DELIVERY, INC.
CORPORATE EXPRESS DELIVERY ADMINISTRATION, INC.
AMERICAN DELIVERY SYSTEM, INC.
CORPORATE EXPRESS DISTRIBUTION SERVICES, INC.
SUNBELT COURIER, INC.


Each By:    ____________________________________
            Name:
            Title:

                                       2